UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Bassett Furniture Industries, Incorporated

(Name of Registrant as Specified In Its Charter)

N/A

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ON MARCH 10, 2008 BASSETT FURNITURE INDUSTRIES, INCORPORATED (THE “COMPANY”) FILED A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) TO BE USED TO SOLICIT VOTES FOR THE ELECTION OF THE COMPANY’S DIRECTOR NOMINEES AND CERTAIN BUSINESS PROPOSALS FOR USE AT THE 2008 ANNUAL MEETING OF STOCKHOLDERS OF THE COMPANY (THE “ANNUAL MEETING”).

STOCKHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

IN ADDITION TO THE DOCUMENTS DESCRIBED ABOVE, THE COMPANY FILES ANNUAL, QUARTERLY AND CURRENT REPORTS, PROXY STATEMENTS AND OTHER INFORMATION WITH THE SEC. ALL SUCH RELEVANT MATERIALS (WHEN THEY BECOME AVAILABLE) AND ANY OTHER DOCUMENTS FILED WITH THE SEC BY THE COMPANY ARE AVAILABLE WITHOUT CHARGE AT THE SEC’S WEBSITE, AT HTTP://WWW.SEC.GOV AND AT THE COMPANY’S WEBSITE, AT http://www.bassettfurniture.com. THE COMPANY AND ITS OFFICERS AND DIRECTORS MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES FROM ITS SHAREHOLDERS IN CONNECTION WITH THE ANNUAL MEETING.

Bassett Furniture Industries, Inc.	Barry C. Safrit, S.V.P., CFO
P.O. Box 626	(276) 629-6757 – Investors
Bassett, VA 24055	(276) 629-6332 – Fax

Jay S. Moore, Dir. of Communications
For Immediate Release	(336) 389-5513 – Media

Bassett Furniture News Release

Bassett Announces Special Dividend

(Bassett, Va.) – April 3, 2008 – Bassett Furniture Industries Inc. (Nasdaq: BSET) announced today that its Board of Directors, in its continued exploration of strategic alternatives for unlocking shareholder value, intends to issue to shareholders a special one-time dividend of $1.25 per share, representing approximately $15 million in the aggregate. The Company said that the Board will formally declare the dividend and set the record date in the future as the timing of liquidating a portion of its investment portfolio becomes more certain. The Company expects the record date will be set for this special dividend during the second quarter ending May 31, 2008.

Last month, the Company announced that it was increasing the quarterly dividend on the Company’s common stock from $0.20 to $0.225 per share, an increase of 12.5%, and adding $20 million of authorization to its share repurchase program, in order to return capital to shareholders in an efficient and practical manner. The special dividend announced today is in addition to those measures. The Company also announced that it intends to aggressively pursue its open market share repurchase program in the near term, with the goal of effecting repurchases or otherwise distributing approximately $20 million in capital over the next year or so, for an aggregate return of capital of approximately $35 million over and above the regular quarterly dividend.

“We are very pleased to announce the Board’s decision to make a special distribution to our shareholders,” said Robert Spilman Jr., Bassett Furniture CEO. “The Board is always very responsive to the interests of the Company’s shareholders, and believes that a $35 million return of capital to shareholders is viable and consistent with the long term goals of the Company. The special dividend and return of capital is a testament to the Company’s strong balance sheet. The Board will continue its thoughtful monitoring of the Company’s long-term strategy and prudent allocation of capital.”

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (Nasdaq: BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With approximately 130 Bassett stores, Bassett has leveraged its strong brand name in furniture into a growing network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth vehicle for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 1,000 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. For more information, visit the Company’s website at bassettfurniture.com. (BSET-G)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “ intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the fiscal year 2007, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements.

Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors, among others, affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: delays or difficulties in converting some of its non-operating assets to cash, the securities markets, including stock price levels, tax planning considerations, negotiations with third parties who have an interest in some of non-operating assets in which the Company has an interest, the proxy solicitation currently being pursued by a third party and related litigation, economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission, and the effects of national and global economic or other conditions and future events on the retail demand for home furnishings.

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